Exhibit 16.1

November 6, 2023

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Dear Sirs/Madams:

We have been furnished with a copy of the response to section “CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT”, paragraphs 1-3 of Form F-1 for the event that occurred on September 12, 2023, to be filed by our former client, ParaZero Technologies Ltd. We agree with the statements made in response to that section insofar as they relate to our Firm.

Very truly yours,

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

November 6, 2023